Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-167458

October 4, 2010

PUBLIC STORAGE

4,800,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 6.5% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES P

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 6.5% Cumulative Preferred Share of Beneficial Interest, Series P

Size:	4,800,000 depositary shares

Over-allotment Option:	720,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered—Registration Statement No. 333-167458

Public Offering Price:	$25.00 per depositary share; $120,000,000 total (not including over-allotment option)

Underwriting Discounts and Commissions:	$0.7875 per share for Retail Orders; $3,437,043.75 total; and $0.5000 per share for Institutional Orders; $217,750.00 total

Proceeds to the Company, before expenses:	$116,345,206,25 total

Estimated Company Expenses:	$100,000, other than underwriting discounts and commissions

Bookrunner:	Banc of America Securities LLC

Underwriting:

Number of Firm Shares
Banc of America Securities LLC	4,200,000
RBC Capital Markets Corporation	240,000
Ameriprise Financial Services, Inc.	60,000
Credit Suisse Securities (USA) LLC	60,000
InCapital LLC	60,000
Oppenheimer & Co., Inc.	60,000
Raymond James & Associates, Inc.	60,000
Robert W. Baird & Co. Incorporated	60,000

Distribution Rights:	6.5% of the liquidation preference per annum; Distributions begin on December 31, 2010

Redemption:	The depositary shares may not be redeemed until on or after October 7, 2015, except in order to preserve our status as a real estate investment trust.

Settlement Date:	October 7, 2010 (T+3)

Delivery Date:	October 7, 2010 (T+3)

Selling Concession:	$0.50/depositary share for Retail Orders;

$0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share

CUSIP Number:	74460D 158

ISIN Number:	US74460D1587

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling Banc of America Securities LLC toll-free 1-800-294-1322.

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